
                                                                                                 EXHIBIT 11
                                                          FIFTH THIRD BANCORP
                                            COMPUTATION OF CONSOLIDATED NET INCOME PER SHARE
                                                     ($000's except per share data)
                                                              1994      1993      1992      1991      1990
                                                             ------    ------    ------    ------    ------
Net Income                                                 $ 244,459   206,235   172,021   142,954   121,026
                                                            ========  ========  ========  ========  ========
Net income per common share - assuming no dilution:
   Weighted average number of shares outstanding (a)          64,387    62,649    62,329    61,897    61,544
                                                            ========  ========  ========  ========  ========
   Per share (net income divided by the weighted average
     number of shares outstanding)                         $    3.80      3.29      2.76      2.31      1.97
                                                            ========  ========  ========  ========  ========
Net income per common and common equivalent share:
   Net income                                              $ 244,459   206,235   172,021   142,954   121,026
   Add - Interest on 4 1/4% convertible subordinated notes
     due 1998, net of applicable income taxes                  4,332     4,393       546        --        --
                                                            --------  --------  --------  --------  --------
   Adjusted net income                                     $ 248,791   210,628   172,567   142,954   121,026
                                                            ========  ========  ========  ========  ========
   Adjusted weighted average number of shares outstanding -
     after giving effect to the conversion of stock options
     and convertible subordinated notes (a)                   66,925    65,338    63,082    62,303    61,698
                                                            ========  ========  ========  ========  ========
   Per share (adjusted net income divided by the adjusted
     weighted average number of shares outstanding)        $    3.72      3.22      2.74      2.30      1.96
                                                            ========  ========  ========  ========  ========
Net income per common share - assuming full dilution:
   Adjusted net income                                     $ 248,791   210,628   172,567   142,954   121,026
                                                            ========  ========  ========  ========  ========
   Adjusted weighted average number of shares outstanding -
     after giving effect to the conversion of stock options
     and convertible subordinated notes (a)                   66,924    65,338    63,188    62,527    61,749
                                                            ========  ========  ========  ========  ========
   Per share (adjusted net income divided by the adjusted
     weighted average number of shares outstanding)        $    3.72      3.22      2.73      2.29      1.96
                                                            ========  ========  ========  ========  ========

(a) Per share amounts and average shares outstanding reflect the three-for-two stock splits effected in the form of stock dividends paid April 15, 1992 and January 13, 1990.
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